Exhibit 99.1

AT THE COMPANY	AT FINANCIAL DYNAMICS
Marc S. Goldfarb Senior Vice President & General Counsel	Erica Pettit / Leigh Parrish General Information
201-405-2454	212-850-5600

FOR IMMEDIATE RELEASE

SASSY, INC.’S PRESIDENT TO LEAVE THE COMPANY

Wayne, N.J. — December 16, 2009 — Kid Brands, Inc. (NYSE: KID) announced that Fritz Hirsch, the President of its Sassy, Inc. subsidiary, will be leaving Sassy to pursue other interests, effective December 31, 2009. Mr. Hirsch was part of the original Sassy management team (in 1983), and has served as President of Sassy since 1986. The Company is pursuing an external search for a new President/General Manager for Sassy.

Bruce G. Crain, President and Chief Executive Officer, commented, “For more than a quarter of a century, Fritz has established Sassy as an industry leader. Most recently, Fritz led the Sassy team through a repositioning, which refocused the company around its core strengths as a developmental toy and feeding, bath and baby care products company. The success of this effort has been evidenced in part by a series of awards that Sassy has won for its new product line and branding renewal. Fritz’s efforts and accomplishments leading Sassy have been greatly appreciated, and we wish him the very best.”

Kid Brands, Inc.

Kid Brands, Inc., formerly known as Russ Berrie and Company, Inc., and its subsidiaries are leaders in the design, development and distribution of infant and juvenile branded products. Its design-led products are primarily distributed through mass market, baby super stores, specialty, food, drug, independent and e-commerce retailers worldwide.

The Company’s operating business is composed of four wholly-owned subsidiaries: Kids Line, LLC; LaJobi, Inc; Sassy, Inc.; and CoCaLo, Inc. Through these subsidiaries, the Company designs and markets branded infant and juvenile products in a number of complementary categories including, among others: infant bedding and related nursery accessories and decor (Kids Line® and CoCaLo®); nursery furniture and related products (LaJobi®); and developmental toys and feeding, bath and baby care items with features that address the various stages of an infant’s early years (Sassy®). In addition to the Company’s branded products, the Company also markets certain categories of products pursuant to various licenses, including Carter’s®, Disney®, Graco® and Serta®. Additional information about the Company is available at www.kidbrandsinc.com.

Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

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